CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated February 11, 2014, relating to the financial statements of Protalex, Inc. appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Liggett, Vogt & Webb, P.A.

      Liggett, Vogt & Webb, P.A.

New York, NY

February 19, 2014